Exhibit 10.6

ADVOKATERNE NEMETH & SIGETTY  A/S
CBR no. 17022245

FREDERIKSGADE 21. DK - 1265 COPENHAGEN K. Telephone (+ 4 5) 33133344

File no. 19252 OS/jsh Date: 08/07/16

TIME-SPECIFIC COMMERCIAL DIRECTOR CONTRACT

This time-specific Commercial Director Contract has been entered into by
PETER HOLVAD
Social Security No.: 101266-2145
Jelshøjvej 47
8270 Højberg (the Commercial Director)

and

NABUfit Global ApS
CBR no. 36955899
Vesterballevej 27, 1 Snoghøj
7000 Fredericia, Denmark

TABLE OF CONTENTS
1.	APPOINTMENT3
2.	WORKPLACE AND RESPONSIBILITIES3
3.	SALARY3
4.	PC, MOBILE PHONE AND INTERNET4
5.	EXPENSES4
6.	HOLIDAYS4
7.	ABSENCE AND ILLNESS5
8.	POSITIONS OUTSIDE THE APPOINTMENT5
9.	CONFIDENTIALITY5
10.	RESIGNATION5
11.	BREACH OF CONTRACT6
12.	RENEGOTIATION6
13.	GOVERNING LAW AND JURISDICTION6.
14.	COPIES6

1.	APPOINTMENT

1.1	The Commercial Director is appointed for the period 01 September 2016 to 28 February 2017 as Commercial Director of the Company.

1.2	The Commercial Director will be a member of the Executive Board and shall report to CEO Brian Mertz, NABUfit Global, Inc.

2.	WORKPLACE AND RESPONSIBILITIES

2.1
The Commercial Director's workplace is partly in the Company's office and partly in the Commercial Director's home address. Initially, a minimum of 3 days per week must be worked in the Company's office in Fredericia. The workplace agreement can be changed if it turns out that another mechanism better benefits the Company.

2.2	The weekly working hours are 37 hours per week. The Managing Director has been made aware that the position requires substantial work effort, and that has been considered when determining salary.

2.3	The Commercial Director shall travel inside and outside Denmark as required. The Commercial Director's responsibilities can be found in Appendix 1.

3.	SALARY

3.1
The Commercial Director's gross salary amounts to DKK 50,000 per month. The Company will pay an additional DKK 5,000, in car benefit. The salary shall be paid in arrears on the last working day of the month to the bank account the Commercial Director has provided to the company.

3.2
The Company will also pay 6% of gross wages in pension to the Commercial Director. The amount shall be invested in accordance with the pension agreement applicable to the Company. The pension shall be paid monthly in arrears together with the salary. The pension is applicable from 01 September 2016.

3.3
The parties agree that the Commercial Director shall participate in a stock option programme in the Company's parent company in the USA. The terms and conditions shall be agreed in a separate agreement.

3.4
The Commercial Director shall receive, in September 2016, 15,000 shares with a nominal value of USD 0.0001 in NABUfit Global, Inc. free of charge. The Managing Director's tax consequences thereof are irrelevant to the Company.

3.5	The Commercial Director shall subscribe, on 01 October 2016, DKK 300,000 of NABUfit Global, Inc. of
shares at USD 0.92 per share with a nominal value of USD 0.0001.

4.	PC, MOBILE PHONE AND INTERNET

4.1
The Company shall make a PC and a mobile phone freely available to the Commercial Director and shall pay all expenses associated therewith. The company shall also pay for a home connection at the Commercial Director's home address.

4.2	The Commercial Director's tax consequences from the Managing Director's use of the abovementioned items are irrelevant to the Company.

5.	EXPENSES

5.1
If the Commercial Director's work involves travel, accommodation, etc. the Company shall bear all of the necessary expenses thereof. The company shall provide advance payments to the Commercial Director to cover the costs and shall reimburse expenses incurred by the Commercial Director at his own expense against submission of original receipts. Business travel undertaken in a private car shall be entitled to the reimbursement of fuel costs.

6.	HOLIDAYS

6.1
The Commercial Director is entitled to salary during holidays in accordance with the Danish Holidays Act. The Managing Director has 6 weeks of holidays. Upon resignation, the Commercial Director shall not be entitled to payment for holidays not taken.

6.2	The holidays shall be planned in consultation with Management.

7.	ABSENCE AND ILLNESS

7.1
If, within a period of 12 consecutive months, the Commercial Director has received sick pay for a total of 120 days, the Commercial Director's Contract may be terminated with one month's notice, cf. Article 5(2) of the Salaried Employees Act.

8.	POSITIONS OUTSIDE THE APPOINTMENT

8.1
During the period of employment, the Commercial Director not entitled, without the written permission of management in each case, to be an active or passive participant in any other company, hold other paid or unpaid employment or to undertake paid activities. This also applies to unpaid activities which would occupy a large part of the Commercial Director's labour.

9.	CONFIDENTIALITY

9.1
The Commercial Director has a duty of confidentiality in relation to what the Commercial Director learns while performing his duties as Commercial Director, unless there are conditions which, by their nature, involve informing a third party. This duty of confidentiality also applies after the Commercial Director's resignation from the Company. The Commercial Director is required, both during and after employment, to maintain absolute confidentiality regarding the factors he gains knowledge of during his work, and if confidentiality is inherently required or is imposed by his superiors.

9.2
When the Commercial Director resigns, for whatever reason, any material etc. belonging to the Company in the Managing Director's possession, including equipment referred in item 4 etc. belonging to the Company must be immediately returned.

10.	TERMINATION

10.1	Unless otherwise agreed, this Commercial Director Contract, and hence the employment, shall be automatically terminated on 28 February 2017.

10.2	This Commercial Director Contract cannot be terminated by the Company. The contract may be terminated by the Commercial Director with notice of at least one month to the end of a month.

10.3	Termination must be in writing.

10.4
If the Commercial Director enters into reorganisation proceedings, or the Commercial Director's estate is subject to bankruptcy proceedings, the Company may bring the employment relationship to an end without notice.

11.	BREACH OF CONTRACT

11.1
In the event that the Company or the Commercial Director are guilty of significant non-performance of their duties in accordance with this contract or the relevant preconditions under which it was signed, the opposing party can terminate the Commercial Director Contract without notice or terminate it from a random date. The party that fails to fulfil its obligations is obliged to compensate any losses incurred by the other party as a result of the breach of contract.

12.	RENEGOTIATION

12.1	The parties agree that any extension of the appointment or termination of time-specific agreement shall be agreed at the end of November/early December 2016.

13.	GOVERNING LAW AND JURISDICTION

13.1	The Contract shall be governed and construed in accordance with Danish law. International private rules in Danish legislation must be disregarded.

13.2	Any dispute arising in connection with the Commercial Director Contract, including disputes about the Commercial Director Contract's existence or validity shall be brought before the Danish courts.

14.	COPIES

14.1	This Commercial Director Contract has been printed in duplicate and signed by both parties. Each party will receive a copy.

-oOo-

Fredericia, date / 2016	Fredericia, date / 2016
For NABUfit Global ApS:

________________ Morten Krarup